April 6, 2001


Mr. Mark A. Wilkerson
Senior Vice President and Chief Marketing Officer
Columbus Life Insurance Company
400 East Fourth Street
Columbus, OHIO 45202

         Re: Amendment No. 2 to Administrative Services Letter Agreement

Dear Mr. Wilkerson:

Reference is made to the Letter Agreement dated as of May 25, 2000, regarding Administrative Services entered into between Columbus Life Insurance Company ("Life Company") and Bankers Trust Company ("Bankers Trust"), relating to the Fund Participation Agreement dated as of May 1, 2000, entered into among Life Company, Bankers Trust and the Deutsche Asset Management VIT Funds (formerly, BT Insurance Funds Trust) ("Letter Agreement").

Effective May 1, 2001 Deutsche Asset Management Inc. ("DAMI") will replace Bankers Trust as Adviser to the Deutsche Asset Management VIT Funds.

DAMI is a registered Investment Adviser under the Investment Advisers Act of 1940, as amended ("the Act") and, effective May 1, 2001, wishes to assume, and hereby does assume, all of Bankers Trust's rights, responsibilities and duties under the Letter Agreement.

Exhibit A to the Letter Agreement is hereby revised, and is amended and restated by the Exhibit A attached hereto.

All other terms of the Letter Agreement shall remain in full force and effect.

If you are in agreement with the foregoing, please sign this letter where indicated below, and return it to the undersigned.

Sincerely,
BANKERS TRUST COMPANY                    DEUTSCHE ASSET
                                         MANAGEMENT, INC.
By:  _________________________
Name:                                    By:  _________________________
Title:                                   Name:
Date:                                    Title:
                                         Date:

Accepted and Agreed:

COLUMBUS LIFE INSURANCE COMPANY

By:  _________________________
Name:
Title:
Date: